                            Exhibit 10.51

December 12, 2022

Debra Yu
[***]

Dear Debra:

This letter (this “Agreement”) confirms the terms of your engagement to provide consulting services to LianBio, an exempted company organized under the laws of the Cayman Islands (the “Company”).

1.Services. Effective as of January 1, 2023, you will provide certain consulting services to the Company. Such consulting services will include, without limitation, consultation with respect to the Company’s corporate strategy and business development activities, as well as other assistance, in each case, as may be requested by Yizhe Wang, the Chief Executive Officer of the Company (the “CEO”) from time to time. You agree to devote as much business time as is necessary to properly perform any services requested hereunder. This Agreement and your engagement hereunder will continue until terminated in accordance with the provisions of Section 7 hereof.
2.Relationship of Parties. You and the Company expressly agree that, in providing services to the Company under this Agreement, you will be an independent contractor and will not be an employee or agent of the Company or any of its affiliates. You agree that you will not render any services to the Company or its affiliates under this Agreement or make any commitments on behalf of the Company or any of its affiliates without the express, advance written consent of the CEO. You further agree that you will provide services hereunder independently and will not receive training or direction from the Company or any of its affiliates, other than as to the goals to be achieved through the provision of such services. You are free to accept engagements from others during the term of this Agreement, as long as those engagements do not interfere with you providing services under this Agreement or otherwise violate any of your obligations hereunder or under any other agreement between you and the Company, including the separation agreement dated December 9, 2022 by and between you and the Company (the “Separation Agreement”).
3.Consulting Fees. In exchange for all of the services that you provide to the Company under this Agreement, during the term of this Agreement, the Company will pay you consulting fees in the amount of $900 per hour, with such fees to be paid within thirty (30) days following the Company’s receipt of an invoice from you detailing the amount of business time spent performing the consulting services, with such invoices to be provided by you on a monthly basis.
4.Taxes and Benefits. You acknowledge and agree that, as an independent contractor, you will be solely responsible for the withholding and payment of all federal, state and local income taxes, Social Security and Medicare taxes, and any and all other legally- required payments on sums paid to you hereunder. The Company will provide you with an IRS

Form 1099 evidencing all consulting fees paid by it to you in connection with your engagement hereunder. You further acknowledge and agree that, except as otherwise expressly provided in the Separation Agreement, neither you nor any individual claiming through you will be eligible to (a) participate in any Company or Company affiliate bonus, incentive or other compensation plan, program or arrangement of any kind, whether payable in cash or equity, or (b) participate in or receive benefits under any of the employee benefit plans, programs and arrangements maintained by the Company or any of its affiliates (all of the foregoing benefit and compensation plans, programs and arrangements, hereinafter, the “Plans”). Except as otherwise expressly provided in the Separation Agreement, you hereby waive any and all rights to participate in, or receive benefits under, any of the Plans, and you agree not to make any claim under any of the Plans. You further agree to indemnify and hold harmless the Company, its investors, or any of their respective affiliates, the Plans, and all those connected with them from any and all liabilities
(i) arising out of any claims under any of the Plans by you or by anyone claiming through you in violation of this Section 4 or (ii) otherwise incurred as a result of your failure to meet your obligations under this Section 4.

5.Confidential Information. You agree that, during your engagement hereunder and thereafter, you will not use or disclose to any third party any Confidential Information, except as required for the proper performance of this engagement. For purposes of this Agreement, “Confidential Information” means (a) any and all information of the Company or any of its affiliates that is not generally known to the public and (b) any and all information received by the Company or any of its affiliates from customers or other third parties with any understanding, express or implied, that the information would not be disclosed. For the avoidance of doubt, (i) nothing contained in this Agreement limits, restricts or in any other way affects your communicating with any governmental agency or entity, or communicating with any official or staff person of a governmental agency or entity, concerning matters relevant to the governmental agency or entity and (ii) you cannot be held criminally or civilly liable under any federal or state trade secret law for disclosing a trade secret (y) in confidence to a federal, state, or local government official, either directly or indirectly, or to an attorney, solely for the purpose of reporting or investigating a suspected violation of law, or (z) in a complaint or other document filed under seal in a lawsuit or other proceeding; provided, however, that notwithstanding this immunity from liability, you may be held liable if you unlawfully access trade secrets by unauthorized means.

6.Assignment of Rights to Intellectual Property. You will promptly and fully disclose all Intellectual Property to the Company. You hereby assign and agree to assign to the Company (or as otherwise directed by the Company) your full right, title and interest in and to all Intellectual Property. You agree to execute any and all applications for domestic and foreign patents, copyrights or other proprietary rights and to do such other acts (including without limitation the execution and delivery of further instruments of assignment or confirmation and the provision of good faith testimony by declaration, affidavit or in-person) requested by the Company to assign the Intellectual Property to the Company (or as otherwise directed by the Company) and to permit the Company to secure, prosecute and enforce any patents, copyrights or other proprietary rights to the Intellectual Property. You will not charge the Company for time spent in complying with these obligations. For purposes of this Agreement, “Intellectual

Property” means inventions, discoveries, developments, methods, processes, compositions, works, concepts and ideas (whether or not patentable or copyrightable or constituting trade secrets) (collectively, “Inventions”) conceived, made, created, developed or reduced to practice by you (whether alone or with others, whether or not during normal business hours or on or off Company premises) during your engagement with the Company that relate either to the business of the Company or to any prospective activity of the Company or any of its affiliates or that result from any services performed by you for the Company or any of its affiliates or that make use of Confidential Information or any of the equipment or facilities of the Company or any of its affiliates. Notwithstanding the foregoing, Intellectual Property shall not apply to any Invention that you develop entirely on my own time, without using the equipment, supplies, facilities or trade secret information of the Company or any of its affiliates, unless such Invention
(a) relates to the business of the Company or any of its affiliates for whom you are performing services or to the actual or demonstrably anticipated research or development of the Company or any of its affiliates for whom you are performing services or (b) results from any work performed by you for the Company or any of its affiliates.

7.Termination. The term of this Agreement and your engagement hereunder will continue until June 30, 2023. Notwithstanding the foregoing, either party may terminate this Agreement and your engagement hereunder at any time upon two (2) weeks’ prior written notice. Upon termination of this Agreement, the Company shall have no further obligation to you, other than for payment for requested services provided by you through the date of termination in accordance with Section 3 above and solely to the extent not already paid. Your obligations under Sections 4 through 6 of this Agreement will survive the termination of this Agreement and your engagement hereunder, however occurring.

8.Miscellaneous. This Agreement contains the entire agreement between you and the Company, and replaces all prior agreements, whether written or oral, with respect to the services to be provided by you to the Company and all related matters. For the avoidance of doubt, all of the obligations in this Agreement shall be in addition to and not in lieu of, any of your obligations in the Separation Agreement, all of which shall remain in full force and effect. This Agreement may not be amended and no breach will be deemed waived unless agreed to in a signed writing by you and the CEO. The headings and captions in this Agreement are for convenience only and in no way define or describe the scope or content of any provision of this Agreement. This is a New Jersey contract and shall be governed and construed in accordance with the laws of the State of New Jersey, without regard to any conflict of laws principles that would result in the application of the laws of another jurisdiction. You agree to submit to the exclusive jurisdiction of the courts of the State of New Jersey in connection with any dispute arising out of this Agreement.

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If the terms of this Agreement are acceptable to you, please sign, date and return it to me by December 13, 2022, at which time this Agreement will take effect as a legally binding agreement between you and the Company on the basis set forth above. The enclosed copy of this Agreement, which you should also sign and date, is for your records.

Sincerely, LIANBIO

By: /s/ Yizhe Wang
Yizhe Wang
Chief Executive Officer

Accepted and agreed:

By: /s/ Debra Yu

Debra Yu

Date: December 13, 2022
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